Exhibit  3.4

RESOLVED,  that  the bylaws of the company be amended by adding the following to
Article  VII  as  new  Section  8:

     SECTION  8.      Nominees.  For  the  purpose  of securing the stockholders
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against  fraud and manipulation, no share of the common stock of the Corporation may be sold, transferred or otherwise registered in the name of The Depository Trust Corporation, The Canadian Depository for Securities Limited, Cede & Co., CDS & Co., or any other person as a nominee for the beneficial owner thereof. Each share of the Corporation's common stock from time to time outstanding shall be registered on the books of the Corporation by the beneficial owner thereof and no person whose shares are not so registered shall have any right to vote, receive notice of meetings, or receive dividends or other distributions relating to such shares until they are so registered on the books and records of the Corporation. All certificates representing shares of the Corporation shall bear a restrictive legend restricting the transfer thereof in accordance with this provision. As used herein, the terms "beneficial owner" shall mean the person or group who has the sole or joint right to dispose of the shares or direct the disposal of shares, the sole or joint economic interest in the shares, or the sole or joint right to receive or direct the receipt of dividends or other distributions relating to the shares.


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